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                     February 24, 2021

       Todd Patrick
       Chief Executive Officer
       Armata Pharmaceuticals, Inc.
       4503 Glencoe Avenue
       Marina del Rey, CA

                                                        Re: Armata
Pharmaceuticals, Inc.
                                                            Preliminary Proxy
Statement on Schedule 14A
                                                            Filed February 9,
2021
                                                            File No. 001-37544

       Dear Mr. Patrick:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Life Sciences
       cc:                                              Faith Charles